As filed with the Securities and Exchange Commission on November 9, 2007

Registration No.

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Lumber Liquidators, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	043229199 (I.R.S. Employer Identification Number)

3000 John Deer Road

Toano, Virginia 23168

(Address of Registrant’s Principal Executive Offices)

Lumber Liquidators, Inc.

2007 Equity Compensation Plan;

2006 Equity Plan for Non-Employee Directors;

2004 Stock Option and Grant Plan

(Full Title of the Plan)

E. Livingston B. Haskell, Esq.

General Corporate Counsel

3000 John Deere Road

Toano, Virginia 23168

757-259-4297

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Lumber Liquidators, Inc. common stock, par value $.001 per Share	4,300,000 Shares	$7.58 - $14.00	$48,661,426	$1,493.91
Total	4,300,000 Shares	N/A	$48,661,426	$1,493.91

(1)

Together with an indeterminate number of Shares that may be necessary to adjust the number of Shares reserved for issuance pursuant to the Lumber Liquidators, Inc. 2007 Equity Compensation Plan, 2006 Equity Plan for Non-Employee Directors and 2004 Stock Option and Grant Plan as the result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Lumber Liquidators, Inc. (each a “Share”).

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(h) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The offering price per Share and the aggregate offering price are based upon (a) the weighted average exercise price for outstanding options granted under the Registrant’s 2004 Stock Option and Grant Plan, (b) the exercise price of outstanding options granted under the Registrant’s 2006 Equity Plan for Non-Employee Directors and (c) the maximum offering price for the Shares reserved for issuance under the Registrant’s 2007 Equity Compensation Plan, as reported on the Registrant’s registration statement on Form S-1 (File No. 333-142309) filed with the Commission on April 23, 2007, as amended. The chart below details the calculations of the registration fee:

Securities	Number of Shares	Offering Price Per Share(2)	Aggregate Offering Price
Shares issuable upon the exercise of outstanding awards originally granted under the Lumber Liquidators, Inc. 2004 Stock Option and Grant Plan	1,767,691	$7.76(2)(a)	$13,717,282
Shares issuable upon the exercise of outstanding awards granted under the Lumber Liquidators, Inc. 2006 Equity Plan for Non-Employee Directors	79,156	$7.58(2)(b)	$600,002
Shares reserved for future grant under the 2007 Equity Incentive Plan	2,453,153	$14.00(2)(c)	$34,344,142
Proposed Maximum Aggregate Offering Price			$48,661,426
Registration Fee			$1,493.91

.

ii

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, which have been previously filed with the Securities and Exchange Commission (the “Commission”), shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof:

(i)

the Prospectus of Lumber Liquidators, Inc. (the “Company” or the “Registrant”) filed with the Commission on November 9, 2007 pursuant to Rule 424(b) under the Securities Act, relating to the registration statement on Form S-1 (File No. 333-142309), filed with the Commission on April 23, 2007, as amended on each of May 30, June 15, August 23, September 28, October 18, October 24 and November 5, 2007 and as may be amended after the date hereof, including the audited financial statements contained therein, which relate to the latest fiscal years for which such statements have been filed; and

(ii)

the description of the Registrant’s common stock that was incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-33767), filed with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on October 24, 2007.

(iii)

All other reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this Registration Statement, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

II-1

Item 6.  Indemnification of Directors and Officers.

The Registrant’s certificate of incorporation and bylaws limit the liability of directors to the maximum extent permitted by Delaware law. Specifically, a director will not be personally liable for monetary damages for breach of fiduciary duty as a director, except liability for: any breach of the director’s duty of loyalty to us or our shareholders; acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law; unlawful payments of dividends or unlawful stock repurchases or redemptions; or any transaction from which the director derived an improper personal benefit. The Registrant believes that indemnification under its bylaws covers at least negligence and gross negligence on the part of indemnified parties. Its bylaws also provide that it will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding. The Registrant’s bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in his or her capacity as an officer, director, employee or other agent.

The Registrant has in the past and may in the future enter into agreements to indemnify its directors, executive officers and other employees as determined by its board of directors. These agreements will provide for the indemnification of directors and officers to the fullest extent permitted by Delaware law, whether or not expressly provided for in the Registrant’s bylaws, and govern the process by which claims for indemnification are considered.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following documents are filed with or incorporated by reference into this Registration Statement:

4.1

Restated Certificate of Incorporation of Lumber Liquidators, Inc. (incorporated by reference to Exhibit 3.01 to the Company’s Registration Statement on Form S-1/A, filed with the Commission on October 24, 2007).

4.2	Form of By-Laws of Lumber Liquidators, Inc. (incorporated by reference to Exhibit 3.02 to the Company’s Registration Statement on Form S-1/A, filed with the Commission on October 24, 2007).
4.3

Lumber Liquidators, Inc. 2007 Equity Compensation Plan (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1/A, filed with the Commission on October 18, 2007).

4.4

Lumber Liquidators, Inc. 2006 Equity Plan for Non-Employee Directors (incorporated by reference to Exhibit 10.01 to the Company’s Registration Statement on Form S-1, filed with the Commission on April 23, 2007).

II-2

4.5	Lumber Liquidators, Inc. 2004 Stock Option and Grant Plan (incorporated by reference to Exhibit 10.02 to the Company’s Registration Statement on Form S-1, filed with the Commission on April 23, 2007).
5.1	Opinion of counsel regarding the validity of securities being registered.
23.1	Consent of Ernst & Young, Independent Registered Public Accounting Firm.
23.2	Consent of counsel (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).

Item 9.  Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

II-3

(b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on this 9th day of November, 2007.

LUMBER LIQUIDATORS, INC.

/s/ Jeffrey W. Griffiths
By:	Jeffrey W. Griffiths
President, Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Jeffrey W. Griffiths, Daniel E. Terrell, E. Livingston B. Haskell, and each of them, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments (including post-effective amendments thereto) to this Registration Statement to which this power of attorney is attached, and to file the same, with all exhibits thereto, and other

II-4

documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, on the 9th day of November, 2007.

Signature	Title

/s/ Jeffrey W. Griffiths	President, Chief Executive Officer and Director
Jeffrey W. Griffiths
/s/ Daniel E. Terrell	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Daniel E. Terrell
/s/ Thomas D. Sullivan	Chairman of the Board of Directors
Thomas D. Sullivan
/s/ Richard D. Tadler	Director
Richard D. Tadler
/s/ Martin F. Roper	Director
Martin F. Roper
/s/ Douglas T. Moore	Director
Douglas T. Moore
/s/ John M. Presley	Director
John M. Presley

II-5

EXHIBIT INDEX
Exhibit No.	Description	Method of Filing	Page
4.1	Restated Certificate of Incorporation of Lumber Liquidators, Inc.	Incorporated by reference to Exhibit 3.01 to the Company’s Registration Statement on Form S-1/A, filed with the Commission on October 24, 2007	--
4.2	Form of By-Laws of Lumber Liquidators, Inc.	Incorporated by reference to Exhibit 3.02 to the Company’s Registration Statement on Form S-1/A, filed with the Commission on October 24, 2007	--
4.3	Lumber Liquidators, Inc. 2007 Equity Compensation Plan	Incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1/A, filed with the Commission on October 18, 2007	--
4.4	Lumber Liquidators, Inc. 2006 Equity Plan for Non-Employee Directors	Incorporated by reference to Exhibit 10.01 to the Company’s Registration Statement on Form S-1, filed with the Commission on April 23, 2007	--
4.5	Lumber Liquidators, Inc. 2004 Stock Option and Grant Plan	Incorporated by reference to Exhibit 10.02 to the Company’s Registration Statement on Form S-1, filed with the Commission on April 23, 2007	--
5.1	Opinion of counsel regarding the validity of securities being registered	Filed herewith	E-2
23.1	Consent of Ernst & Young, Independent Registered Public Accounting Firm	Filed herewith	E-4
23.2	Consent of counsel (included in Exhibit 5.1)	Filed herewith	E-2
24.1	Power of Attorney (included on signature page)	Filed herewith	II-4

E-1